SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is dated October 2, 2015, by and among VICKIE HOULLIS (“Officer”), SUNSHINE BANCORP, INC. (the “Company”) and SUNSHINE BANK (the “Bank”).

WHEREAS, Officer is currently employed as Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company and Human Resources Director and Corporate Secretary of the Bank; and

WHEREAS, Officer has notified the Company and the Bank of her intention to voluntarily resign from employment with the Company and the Bank; and

WHEREAS, the Company and the Bank have agreed to accept Officer’s resignation from employment with the Company and the Bank; and

WHEREAS, the Company, the Bank and Officer desire to set forth the terms of Officer’s separation in this Agreement, including the severance amounts to be payable to Officer.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.           Resignation.  Effective as of October 2, 2015 (the “Date of Termination”), Officer hereby voluntarily resigns as Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company and Human Resources Director and Corporate Secretary of the Bank.

2.           Severance Payments and Benefits.

(a)           Accrued Obligations.  The Bank shall pay or provide Officer any Accrued Obligations as of her Date of Termination.  “Accrued Obligations” means: (i) any accrued and unpaid base salary of Officer through the Date of Termination, payable pursuant to the Bank’s standard payroll policies; (ii)  any compensation and benefits to the extent payable to Officer based on Officer’s participation in any compensation or benefit plan, program or arrangement of the Bank or the Company through the Date of Termination; (iii) any expense reimbursement to which Officer is entitled under the Bank’s standard expense reimbursement policy (as applicable); and (iv) cash in lieu of any accrued and unused vacation and/or sick time.  The payment of any Accrued Obligations pursuant to subparagraphs (i) and (iv) hereof shall be made on the Bank’s first normal payroll date following the Date of Termination.

(b)           Severance.  The Bank shall pay to Officer a cash lump sum payment equal to $144,200.  Such payment shall be made on the Bank’s first normal payroll date after January 1, 2016 (the “Severance Payment Date”).

(c)           Continued Health Coverage.  Officer and Officer’s dependents (if applicable) participating in the Bank’s group heath coverage plan on the Date of Termination, at her election, shall have the right to continue to participate in such group health coverage plan under and pursuant to the applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for such periods as may be permitted under applicable law.  If Officer elects to continue such group health coverage, Officer shall be responsible for the payment of all applicable premiums associated with such continued coverage, except that the Bank shall reimburse Officer for the monthly premiums associated with such coverage during the first six months of the COBRA period (not to exceed $600 per month) following Officer’s Date of Termination.

(d)           Cash in Lieu of ESOP Contribution.  The Bank shall pay Officer $6,914 on the Bank’s first normal payroll date following the Date of Termination, which shall be paid in lieu of any contributions to be received by Officer under the Sunshine Bank Employee Stock Ownership Plan for the plan year ended December 31, 2015 assuming Officer remained employed with the Bank as of such date.

(e)           Continued Terms of Mortgage Loan.  The terms of any outstanding mortgage loan between the Bank and Officer as of the Date of Termination shall remain in effect, unless modified in writing by an agreement between the parties or by applicable law.

(f)           Letter of Reference.  As requested by Officer, the Company and/or the Bank shall provide a letter of reference to prospective employers of Officer in the form attached hereto as Exhibit A.

(g)           Unemployment Benefits.  Neither the Company nor the Bank shall challenge or contest any claim made by the Officer for unemployment compensation or benefits under applicable law.

3.           SERP.

(a)           No Further Contributions.  Following the Date of Termination, no further Contributions shall be made to Officer’s Deferral Account established by the Bank pursuant to the Supplemental Executive Retirement Plan Agreement between the Bank and Officer dated September 22, 2011 (the “SERP”).

(b)           Benefit Amount.  The Bank shall pay Officer 100% of her Deferral Account balance as of the Date of Termination in accordance with Section 4.2 of the SERP (such that Officer shall be deemed 100% vested in her Deferral Account balance) in full satisfaction of its obligations to Officer under the SERP.  Pursuant to Section 4.2 of the SERP, the Bank shall pay Officer her Deferral Account balance in 180 consecutive equal monthly installments commencing on the Bank’s first normal payroll date on or immediately following December 1, 2015 and continuing on the first normal payroll date of each month thereafter (the “Payout Period”).  The beginning balance of Officer’s Deferral Account is $127,876.43. During the Payout Period, interest shall continue to be credited to Officer’s Deferral Account at an annual rate equal to the Crediting Rate (i.e., 6.0%), compounding monthly, until the balance is paid in full.  As a result, the monthly installment payment is $1,073.73.

(c)           Amendment to Section 9.10 of the SERP.  Pursuant to Section 8.1 of the SERP, Section 9.10 of the SERP is hereby deleted in its entirety and replaced with the following:

“9.10 Forfeiture.  The Officer shall forfeit any non-distributed benefits under the SERP if within 24 months following the Date of Termination Officer divulges, discloses or communicates to others in any manner whatsoever, any confidential information of the Employer, to the knowledge of the Officer, including but not limited to, the names and addresses of customers or prospective customers, of the Employer, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Employer, earnings or other information concerning the Employer.  This restriction applies to all information regarding the Employer, regardless of the source who provided or compiled such information.  Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Officer.  The restrictions of this paragraph shall not apply to any disclosure of otherwise confidential information that is required to be disclosed by law or by court order or government order, provided that the Officer: (a) promptly notifies Employer of any such disclosure requirement so that Employer may seek an appropriate protective order (or other appropriate protections); and (b) provides reasonable assistance (at no cost to Officer) in obtaining such protective order or other form of protection.”

(d)           Section 409A of the Code.  Officer’s termination of employment as of the Date of Termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Officer is not a “specified employee” as defined under Section 409A of the Code since she was not considered a “key employee” as defined under Section 416(i) of the Code (without regard to Section 416(i)(5) of the Code) at any time during the 12-month period ending on December 31, 2014 (i.e., the specified employee identification date).  Therefore, distributions under the SERP are permitted to be made to Officer before the date which is six (6) months after the date of separation from service.

(e)           Capitalized Terms.  Capitalized terms in this Section 3 that are not defined in this Agreement shall have the meaning set forth in the SERP.

4.           Mutual Release.

(a)           Release by Officer.

(i)           In consideration of the benefits payable under Sections 2 and 3 of this Agreement, Officer, Officer’s heirs, executors, administrators, successors and assigns, hereby fully, finally and forever release and discharge the Bank, the Company, all parent, subsidiary, related and affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the execution date of this Agreement.  Specifically included in this waiver and release are, among other things, claims of alleged employment discrimination, either as a result of the separation of Officer’s employment or otherwise, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by the Parties.  The foregoing list is intended to be illustrative rather than inclusive. Officer waives the rights and claims to the extent set forth above, and Officer also agrees not to institute, or have instituted, a lawsuit against the Parties based on any such waived claims or rights.

(ii)           Nothing in Section 4(a)(i) of this Agreement, however, shall be construed to prohibit Officer from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or comparable state or local agency. Notwithstanding the foregoing, Officer waives her right to recover monetary or other damages as a result of any charge or lawsuit filed by Officer or by anyone else on Officer’s behalf, including a class or collective action, whether or not Officer is named in such proceeding. Further, nothing in this Agreement is intended to waive Officer’s entitlement to the payments and benefits set forth under this Agreement and the SERP, vested or accrued benefits under any tax-qualified employee benefit plan sponsored by the Bank or Officer’s right to elect COBRA health care continuation coverage at Officer’s expense (if Officer is eligible for COBRA coverage). Finally, this Agreement does not waive claims that Officer could make, if available, for unemployment or workers’ compensation.

(iii)           Officer affirms that the only consideration for Officer signing this Agreement is that set forth in Sections 2 and 3 of this Agreement, that no other promise or agreement of any kind has been made to or with Officer by any person or entity to cause Officer to execute this Agreement, and that Officer fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

(iv)           Officer acknowledges that Officer has carefully read and reviewed this Agreement and has been advised to seek the advice of an attorney, or other counsel, and Officer had an opportunity to consult with and receive counsel from an attorney concerning the terms of this Agreement.

(v)           Officer understands and is satisfied with the terms and contents of this Agreement and voluntarily has signed Officer’s name to the same as a free act and deed.  Officer agrees that this Agreement shall be binding upon Officer and Officer’s agents, attorneys, personal representatives, heirs, and assigns.  Officer acknowledges that Officer has been given a period of at least 21 days from date of receipt within which to consider and sign this Agreement.  To the extent Officer has executed this Agreement less than 21 days after its delivery to Officer, Officer hereby acknowledges that Officer’s decision to execute this Agreement prior to the expiration of such 21 day period was entirely voluntary.

(b)           Release by the Company and the Bank.

(i)           The Company, the Bank and all their representatives, officers, directors, employees in their capacity as representatives of the Company and/or the Bank hereby generally and completely release, acquit, and discharge Officer from and against any and all claims.  As used in this Section 4(b)(i), “claims” means any and all matters relating to Officer’s service as an employee and officer of the Company and the Bank, the termination of such service with the Company and the Bank, and any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of actions, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Officer’s employment or service with and/or termination from the Company, the Bank or any subsidiary or affiliate thereof.

(ii)           Notwithstanding the foregoing, neither the Company nor the Bank releases Officer from any claims it may have: (A) pursuant to the terms of this Agreement; or (B) arising from the conviction of Officer of a crime or a determination of intentional wrongdoing by a federal or state regulatory agency or a court of competent jurisdiction related to Officer’s service as an employee or officer the Company or the Bank, provided such conviction or determination relates to a matter that has caused substantial economic damage to, or substantial injury to the business reputation of, the Company and/or the Bank.

(iii)           The Company and the Bank agree not to institute, nor have the Company or the Bank instituted, a lawsuit against Officer based on any waived claims or rights as set forth above.

5.           Indemnification.    The Company and the Bank agree to indemnify Officer, to the fullest extent permitted under applicable law as provided in the Company’s Articles of Incorporation, Bylaws and the Bank’s directors’ and officers’ liability insurance policy, against all expenses and liabilities reasonably incurred by Officer in connection with or arising out of any action, suit or proceeding which Officer may be involved by reason of having been an officer or employee of the Company or the Bank.

6.           Non-Disparagement.  The parties agree that they will not disparage or make derogatory or untruthful comments about each other or the Company’s or the Bank’s present and former officers, directors, employees, agents, or attorneys, or their business practices.  The provisions of this Section 6 shall not apply to any truthful statement required to be made by Officer, the Company or the Bank as the case may be, in any legal proceeding or governmental or regulatory investigation or inquiry.

7.           Confidentiality.  Officer acknowledges that Officer has had access to trade secrets and other confidential information regarding the Company and the Bank and their businesses that are unique and irreplaceable, and that the use of such trade secrets and other confidential information by a competitor or other persons who are not affiliated with the Company or the Bank, would cause irreparable harm to the Company and the Bank.  Accordingly, Officer shall not disclose to any person or use to the detriment of the Company, the Bank or any affiliate such trade secrets or other confidential information (except as required by law).  Confidential information includes any information, whether or not reduced to written or other tangible form, which: (i) is not generally known to the public or within the industry, or (ii) has been treated by the Company or the Bank as confidential or proprietary.  The restrictions of this Section 7 shall not apply to any disclosure of otherwise confidential information that is required to be disclosed by law or by court order or government order, provided that the Officer: (i) promptly notifies the Company or the Bank of any such disclosure requirement so that the Company or the Bank may seek an appropriate protective order (or other appropriate protections); and (ii) provides reasonable assistance (at no cost to Officer) in obtaining such protective order or other form of protection.

8.           Return of Property.  As of the Date of Termination, Officer agrees to return to the Bank all of the Company’s and the Bank’s property in her possession.

9.           Injunctive Relief.  The parties hereto recognize that irreparable injury will result to the Company and the Bank, their businesses and properties in the event of Officer’s breach of any covenants or agreements contained herein.  The Company and the Bank shall be entitled, in addition to any other remedies and damages available to it, to an injunction prohibiting Officer from committing any violation or threatened violation of this Agreement.

10.           Time to Consider and Rescind.  Officer also acknowledges that Officer is hereby given seven (7) days from the date Officer signs this Agreement to change her mind and revoke this Agreement (the “Revocation Period”).  If Officer does not revoke this Agreement within the Revocation Period, this Agreement shall become final and binding on the day following the cessation of the Revocation Period.  Any notice to revoke this Agreement will be deemed properly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid to the President and Chief Executive Officer of the Bank at his principal business office pursuant to Section 11 of this Agreement.

11.           Notice.  Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, at the address listed below or at other address as specified to the other party:

If to Officer:

Most recent address on file.

If to the Bank or the Company

Sunshine Bank
102 West Baker Street
Plant City, Florida 33563

Attention: Andrew S. Samuel, President and Chief Executive Officer

12.           General Provisions.

(a)           Non-Assignability.  This Agreement may not be assigned by Officer.

(b)           Binding on Successors.  The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

(c)           Final Agreement.  This Agreement and the SERP represent the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(d)           Governing Law.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Florida, without reference to its principles of conflicts of law.

(e)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.

(f)           Severability.  Any term or provision of this Agreement which is held to be invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

(g)           Tax Withholding.  The Bank shall withhold from the amounts payable under this Agreement and the SERP such federal, state and/or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date set forth above and Officer hereby declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.

THE COMPANY AND THE BANK HEREBY ADVISE OFFICER TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

SUNSHINE BANCORP, INC.

By:	/s/ Andrew S. Samuel
Name:	Andrew S. Samuel
Title:	President and Chief Executive Officer

SUNSHINE BANK

By:	/s/ Andrew S. Samuel
Name:	Andrew S. Samuel
Title:	President and Chief Executive Officer

OFFICER

/s/ Vickie Houllis
Vickie Houllis